CERTIFICATE OF THE SECRETARY OF PROSHARES TRUST
    CERTIFYING RESOLUTIONS APPROVING THE
          JOINT FIDELITY BOND

	THE UNDERSIGNED, the duly appointed Secretary of ProShares Trust, a Delaware business trust (the "Trust") registered as a management investment company under the Investment Act of 1940, as amended (the "1940 Act"), does hereby certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act (the "Independent Trustees"), on March 14, 2007, at a meeting of the Board:

RESOLVED, that the joint fidelity bond issued by National Union Fire Insurance Company, a member company of American International Group ("AIG"), covering the Trust, ProFunds and Access One Trust (collectively the "Trusts") and their respective Funds, and having an aggregate limit of $3,250,000, be, and it hereby is, approved for the annual period of March 1, 2007 through March 31, 2008;
and it is further

RESOLVED, that the officers of each Trust be, and each hereby is, authorized, empowered and directed to increase the amount of the joint insured bond at any time and from time to time as they may deem necessary or appropriate to comply with Rule 17g-1 under the 1940 Act, such determination to be conclusively evidenced by such acts; and it is further

RESOLVED, that the officers of each Trust are authorized to pay the portion of the premium allocated to each Trust and payable with respect to such bond in accordance with the recommendation presented to this Meeting; and it is further

RESOLVED, that the form and amount of the joint insured bond and the payment of the premium to be paid by each Trust thereunder is approved after consideration of all factors deemed relevant by the Boards, including, but not limited to, each Trust's aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, the nature of the securities held, the number of other parties named as insureds, the nature of the business activities of the insureds, the amount of the joint insured bond, and the amount of the premium of such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Trust varies from the premium each Trust would have had to pay if it had provided and maintained a single insured bond; and it is further

RESOLVED, that the proper officer of each Trust is hereby authorized to make all necessary filings and to give the notices with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the form and content of the Joint Insured Bond
Agreement (the "Agreement") presented at this meeting be, and it hereby is, approved; and it is further

RESOLVED, that the officers of each Trust are authorized and directed to execute and deliver the Agreement on behalf of each Trust, substantially in the form attached, and to file the Agreement with the SEC, together with a copy of the joint insured bond, with such modifications as the officers may deem necessary or appropriate to fully comply with the provisions of Rule 17g-1 under the 1940 Act, and to make all other necessary filings and to give the notices with respect to such joint insured bond and Agreement required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that (i) the Trusts' and their respective Funds' participation in the joint Directors' and Officers' Errors and Omissions Liability Policy (the "Policy") for the period March 31, 2007 to March 31, 2008 is in the best interests of such Trust and each Fund; (ii) the proposed premium for the Policy, as presented at this Meeting, to be allocated to each Trust and their respective Funds, based upon the proportionate share of the sum of the premiums that would have been paid if the insurance coverage were purchased separately by the insured parties, is fair and reasonable to each Trust and their respective Funds; and (iii) the Amended and Restated Joint Insurance Agreement, as presented at this Meeting, and in light of the foregoing, be, and it hereby is, approved; and it is further

RESOLVED, that the officers of each Trust be, and each hereby is, authorized to make any and all payments and do any and all such further acts, in the name of each Trust and on its behalf, as they, or any one of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolution.


	IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 24th day of October, 2007.

ProShares Trust

/s/ Gregory Pickard
-------------------

Gregory Pickard, Esq.
Assistant Secretary